Exhibit 10.3

Convertible Promissory Note

$1,000,000	February __, 2018

Blackridge Technology International, Inc. (the "Obligor"), hereby promises to pay to the order of ____________, and its lawful successors and assigns (the "Holder"), the principal sum of One Million and no/100 DOLLARS ($1,000,000.00) on February 31, 2019 plus any accrued but unpaid interest.  The Obligor shall pay interest on the outstanding principal amount from the date hereof until the principal is paid in full at the rate of 9.0% per annum, payable annually in cash on each February 31, until maturity, and, upon default and/or after maturity at a rate of 15.0% per annum.  All payments will be made to the Holder, at such address as the Holder may designate, in money of the United States of America.    This Note shall automatically convert into the Obligor's Preferred B Shares at $.32 per share or 3,125,000 shares once converted, no sooner than March 31, 2018.    Additionally, as part of this transaction, the Holder is being granted one (1) warrant with a 5-year term which exercises at $.25 cent per share exercise price (cash exercise) with 100% warrant coverage or 3,125,000 warrants.  After closing, the Obligor shall deliver a form of Warrant to the Holder in form and substance consistent with other Obligor warrants.

1. Remedies.
a.	Events of Default. "Event of Default," wherever used herein, means any one of the following events:
i.	default in the payment of the principal of this Note at its maturity or any interest payment; or
ii.
the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of  the Obligor in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging the Obligor a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Obligor under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Obligor or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or

iii.
the commencement by The Obligor of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of The Obligor in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of The Obligor or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by The Obligor in furtherance of any such action; or

iv.	The dissolution of The Obligor; or
v.	Any representation or warranty made to the Holder by The Obligor pursuant to this Note is false or misleading in any material respect; or
vi.	The Obligor fails to observe or perform any material covenant or agreement made by the Obligor to the Holder pursuant to this Note.
b.
Acceleration of Maturity.  If any Event of Default occurs and is continuing, then and in every such case the Holder may declare the principal on this Note to be due and payable immediately, by a notice in writing to the Obligor, and upon any such declaration such principal shall become immediately due and payable.

c.
Payment of Expenses.  If any part of the Aggregate Balance is not paid when due, or if the Obligor fails to perform any obligation required hereunder, the Obligor shall pay any and all reasonable costs of collection or enforcement of all outstanding obligations under this Note incurred by the Holder, including reasonable attorneys' fees and expenses.

2. Prepayment.   The Obligor may prepay this Note without penalty in full at any time.
3.  Notices.  All notices and communications provided for herein or made hereunder shall be delivered, or mailed first class with postage prepaid, or faxed, addressed in each case as follows, until some other address shall have been designated in a written notice given in like manner, and shall be deemed to have been given or made when so delivered or mailed or faxed:

(a) if to the Obligor:
BlackRidge Technology
5390 Kietzke Lane Suite 104
Reno, NV 89511

(b) if to the Holder:

Or the address on Subscription Agreement

or to such other person or address as the party entitled to notice hereunder shall designate by notice in accordance with this Note.

4. Miscellaneous.
a.	This Note may be amended only by a writing signed by the Obligor and the Holder. All covenants and agreements in this Note by the Obligor shall bind its successors and assigns.
b.
In case any provision in this Note shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.  Specifically, if the interest rate on this Note is deemed to exceed some statutory maximum, the interest rate will be reduced to the legal maximum.

c.	The Obligor shall pay any stamp, transfer or other taxes or regulatory fees that may be imposed on any transaction contemplated by this Note.
d.	This Note shall be governed by and construed in accordance with the laws of the State of Nevada without regard to the principles of conflicts of laws thereof.
e.	This Note constitute the full and entire understanding between the Obligor and the Holder with respect to the subject matter hereof and thereof.
f.
This Note is binding on the Obligor, and the Obligor, and all sureties, guarantors and endorsers hereby waive presentment, demand, notice and protest and any defense by reason of an extension of time for payment or other indulgences.  Failure of, or delay by, the Holder to assert any right herein shall not be deemed to be a waiver thereof, nor shall any such failure or delay on any one or more occasions be deemed to prohibit or waive the same or any other right on any future occasion.